                                                                    EXHIBIT 10.6


                              AMENDED AND RESTATED
                           NON-COMPETITION AGREEMENT
                          (Warren F. Melamed, D.D.S.)


       NON-COMPETITION AGREEMENT dated this 1st day of July, 1997 by and between Monarch Dental Corporation, a Delaware corporation (the "Company"), and Warren F. Melamed, D.D.S. ("Dr. Melamed").

                                   WITNESSETH

       WHEREAS, the Company and Dr. Melamed previously entered into that certain employment agreement and non-competition agreement, both dated February 5, 1996 (the "Original Agreements"); and

       WHEREAS, the Company and Dr. Melamed each desire to amend and restate the Original Agreements; and

       WHEREAS, the Company and Dr. Melamed have entered into that certain Employment Agreement dated as of July 1, 1997 (the "Employment Agreement"); and

       WHEREAS, the execution and delivery by Dr. Melamed of this Agreement is a condition to the Company's willingness to execute and deliver the Employment Agreement.

       NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       Section 1. Non-Competition. In view of the fact that any activity of Dr. Melamed in violation of the terms hereof would deprive the Company and its subsidiaries (as defined below) of the benefit of the Company's bargain under the Employment Agreement, as a material inducement to and a condition precedent of the Company's execution and delivery of the Employment Agreement, and in consideration of the other covenants set forth herein, Dr. Melamed hereby agrees to the following restrictions on his activities:

              (a) Non-Competition Agreement. Dr. Melamed hereby agrees that during the period commencing on the date hereof and ending on the date that is the later of: (i) five (5) years after the date hereof or (ii) the date on which Dr. Melamed receives his final severance payment pursuant to the Employment Agreement (provided that if the Company elects to pay Dr. Melamed's severance payment in a lump sum, then Dr. Melamed shall be deemed to receive his final severance payment on the same date that he would have received his final payment on a non-lump sum payout), he will not, without the express written consent of the Company, directly or indirectly, anywhere in the geographic area set forth in Section 1(c) below, engage, participate or invest in any activity which is, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any affiliate of the Company), and including particularly any such business, organization or person involving, or which is, a family member of Dr. Melamed, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company and its subsidiaries (including for purposes of this Agreement any associated professional corporation and the employees and independent contractors thereof which or who provide dental services in connection with the business of the Company and its subsidiaries (herein, "Dental Providers")), which business, activities, products and services shall include in any event the provision of dental health care services (including, without limitation, the acquisition, ownership and/or operation of one or more dental health care practices including group practices). Without implied limitation, the forgoing covenant shall include hiring or engaging or attempting to hire or engage for or on behalf of himself or any such competitor any officer or employee of, or any Dental Provider who provides services in connection with the business of the Company or any of its direct and/or indirect subsidiaries, encouraging for or on behalf of himself or any such competitor, any such officer, employee or Dental Provider to terminate his, her or its relationship or employment with the Company or any of its direct or indirect subsidiaries (including Dental Providers), soliciting for or on behalf of himself or any such competitor any client of the Company or any of its direct or indirect subsidiaries (including Dental Providers) and diverting to any person (as hereinafter defined) any client or business opportunity of the Company or of any of its direct or indirect subsidiaries (including Dental Providers).

       Notwithstanding anything herein to the contrary, (i) the provision of dental services by Dr. Melamed as a sole practitioner shall be exempt from the provisions of this Agreement, and (ii) Dr. Melamed may make passive investments in any enterprise competitive with the Company, the shares of which are publicly traded, if such investment constitutes less than five percent (5%) of the equity of such enterprise.

       Neither Dr. Melamed nor any business entity controlled by him is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict Dr. Melamed from performing his obligations under his Employment Agreement with the Company, and as of the date of this Agreement Dr. Melamed has no business interests in the health care industry whatsoever other than his interest in the Company, other than interests in public companies of less than five percent (5%).

       For purposes of this Agreement, any reference to the subsidiaries of the Company shall be deemed to include all entities directly or indirectly controlled by it through an ownership of more than fifty percent (50%) of the voting interests, as well as any Dental Provider, and the term "person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

              (b) Non-Competition Consideration. In consideration of the execution and delivery by Dr. Melamed of this Agreement, on the date hereof the Company shall enter into, execute and deliver to Dr. Melamed the Employment Agreement.

              (c) Geographic Area. The provisions of Section 1 of this Agreement shall apply in the following geographic areas:

                     (i)    The state of Texas; and

                     (ii) All other states in which the Company or any of its subsidiaries (including acquired businesses) commence conducting business activities during the period during which Dr. Melamed serves as an officer or employee of the Company or any of its subsidiaries, or in which any company or business acquired or to be acquired by the Company or any of its subsidiaries pursuant to an agreement entered into during the period during which Dr. Melamed serves as an officer or employee of the Company or any of its subsidiaries conducts business, provided that the Company shall notify Dr. Melamed promptly upon commencement of business activities in any new market, whether on a de novo basis or through acquisition.

              (d) Consulting. As additional consideration for the covenants hereunder, the Company shall engage Dr. Melamed as a consultant upon any termination of his employment for any reason other than death or disability prior to the fourth anniversary of the date hereof. Such engagement shall continue until the fourth anniversary of the date hereof and Dr. Melamed shall be paid $500 per month during such period, subject to withholding (if applicable), by the Company or a subsidiary of the Company for his consulting services. Dr. Melamed shall not be required to devote more than one (1) hour per week to the performance of consulting services nor to travel from his principal location in his performance of such services, and any consulting services performed shall otherwise be mutually agreeable.

       Section 2. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Employment Agreement, (b) are given as an integral and essential part of the transactions contemplated by the Employment Agreement and
(c) but for the covenants of Dr. Melamed contained in this Agreement, the Company would not have entered into the Employment Agreement or consummated the transactions contemplated thereby. Dr. Melamed has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and proprietary of the covenants contained herein, with specific regard to the business to be conducted by Company and its subsidiaries.

       Section 3. Certain Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by Dr. Melamed or any of his affiliates will result in irreparable injury to the Company and its subsidiaries, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company and its subsidiaries shall be entitled to enforce the specific performance of this Agreement by Dr. Melamed through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Dr. Melamed may have against the Company or any of its subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

       Section 4. Jurisdiction. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Texas to construe and enforce the covenants contained in this Agreement. In the event that the courts of any state shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of the Company or any its subsidiaries to the relief provided for herein in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

       Section 5. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered, telecopied or mailed by certified or registered mail:

              To the Company:      Monarch Dental Corporation
                                   4201 Spring Valley, Suite 320
                                   Dallas, TX  75244
                                   Attn:  Chief Executive Officer

              With a copy to:      Haynes and Boone, L.L.P.
                                   901 Main Street, Suite 3100
                                   Dallas, Texas 75202
                                   Attn:  Kenneth K. Bezozo, Esq.

              To Dr. Melamed:      Warren F. Melamed, D.D.S.
                                   17723 Cedar Creek Canyon Road
                                   Dallas, Texas  75252

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

       Section 6. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Texas, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by the Company and Dr. Melamed. The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys' fees and expenses. The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon, successors of the Company by way of merger, consolidation or transfer of substantially all the assets of the Company, and may not be assigned by Dr. Melamed. This Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof (without limitation of the Employment Agreement executed by Dr. Melamed as of the date hereof).


                                   * * * * *

       IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.


                                       MONARCH DENTAL CORPORATION


                                       By: /s/ GARY W. CAGE
                                           -------------------------------------
                                           Gary W. Cage, Chief Executive Officer


                                           /s/ WARREN F. MELAMED
                                           -------------------------------------
                                           Warren F. Melamed, D.D.S.